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                                                                     [EXHIBIT 2]

                            SUBORDINATION AGREEMENT


          This Subordination Agreement ("Agreement") is made as of May 2, 1997, by the undersigned, HAROLD JAY LEFKOVITZ, an individual ("Creditor"), in favor of CHASE MANHATTAN BANK, as agent ("Bank"). Creditor is a creditor of DUKE CITY VIDEO, INC., a New Mexico corporation ("Debtor") and Creditor understands that Debtor is or shall become indebted to Bank in respect of that certain Credit Agreement dated as of July 27, 1995, by and among (i) Matthews Studio Equipment Group, Matthews Studio Equipment, Inc., Hollywood Rental Co., Inc., Matthews Studio Electronics, Inc., Matthews Acceptance Corporation, (ii) the guarantors named therein, (iii) the lenders named therein, and (iv) Chemical Bank (as predecessor in interest to Bank), as agent for the lenders named therein. Such Credit Agreement, as amended, renewed, restated, substituted and modified from time to time, shall be referred to herein as the Credit Agreement.

          At the request of Debtor, and in order to induce Bank to, at any time or from time to time at Bank's option, make loans or extend credit or other accommodation or benefit to or for the account of Debtor, with or without security, or to grant such renewals or extensions of any thereof as Bank may deem advisable, it is agreed as follows:

          1. The following terms used in this Agreement shall have the following meaning:

          (a) "Indebtedness" shall mean all present and future indebtedness of Debtor which from time to time may be incurred, whether directly or indirectly, by Debtor, including, but not limited to, any negotiable instruments evidencing the same, all debts, demands, indebtedness, liabilities and obligations owed or to become owing, including interest, principal, costs, and other charges, and all claims, rights, causes of action, judgments, decrees, remedies, security interests, and other obligations of any kind whatsoever and howsoever arising, whether voluntary, involuntary, absolute, contingent, or by operation of law.

          (b) "Default" shall mean any default under or pursuant to the terms of any agreement with, or Indebtedness owing by Debtor to, Bank, including, but not limited to, obligations and indebtedness of Debtor to Bank under or with respect to the Credit Agreement.

          2.     Creditor represents and warrants to Bank that:

          (a) At the date hereof, the Indebtedness owing by Debtor to Creditor consists of Five Hundred Eighty-Five Thousand Five Hundred Sixty-One Dollars and 15/100 in principal, which is

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evidenced by the Promissory Note dated May 2, 1997, a copy of which is attached hereto as Exhibit A (the "Note").

          (b) The Note bears a legend stating that it is subject to this Agreement.

          (c) There is no default under the Note or Indebtedness owed by Debtor to Creditor.

          (d) The Indebtedness of Debtor to Creditor is not secured by any property of Debtor or other collateral, nor is such Indebtedness guaranteed by any party.

          3.     Creditor agrees with Bank that:

          (a) Except as set forth in Paragraph 10 hereof, the Indebtedness from Debtor to Creditor, including all liens of any kind, all security interests, deeds of trust, mortgages or other security instruments of Creditor against Debtor, or any rights and remedies of Creditor, whether legal or equitable, whether now existing or hereafter acquired, shall be and hereby are subordinated to, and the payment of such Indebtedness is deferred until the full and final payment in cash or its equivalent of, any and all Indebtedness (including all interest accruing after the date of the filing of a petition by or against Debtor under the U.S. Bankruptcy Code) now due to Bank from Debtor or which may hereafter be incurred and become due to Bank from Debtor, and the performance of all other covenants, agreements, warranties and obligations of any nature whatsoever owed by Debtor to Bank. This subordination shall be effective regardless of the time or order of perfection, attachment, priority, or filing of any such liens, security interests or other rights and remedies.

          (b) Creditor will not, without Bank's prior written consent, take any action to enforce the Indebtedness owed by Debtor to Creditor or any part thereof, nor shall Creditor take any action to dispose of, foreclose, realize upon or release any collateral securing the Indebtedness owed by Debtor to Creditor or enforce any liens, security interests, deeds of trust, mortgages, security instruments, or other encumbrances securing the Indebtedness owed by Debtor to Creditor, or any other rights and remedies.

          (c) If Bank so requests, Creditor shall take all steps necessary to collect and enforce the Indebtedness owing to Creditor. Following the occurrence and during the continuation of a Default, Creditor will hold in trust and immediately pay to Bank any amount Debtor pays to Creditor on account of the Indebtedness owing to Creditor, in the same form of payment received, for application upon the Indebtedness now or hereafter owing to Bank by Debtor.

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          (d) Creditor will, upon Bank's request, assign, deliver or cause to be delivered to Bank any collateral which Creditor may receive in the future as security for the Indebtedness owed by Debtor to Creditor.

          (e) Creditor agrees that he will not, without Bank's prior written consent, commence, prosecute or participate in any administrative, legal, or equitable action against Debtor or in any administrative, legal or equitable action that might adversely affect Debtor or its interest, and shall not join in any petition for bankruptcy or assignment for the benefit of creditors.

          (f) If Creditor, in violation of this Agreement, shall commence, prosecute or participate in any suit, action, petition or proceeding against Debtor, Debtor may assert as a defense this Agreement and Bank may also assert such defense in Bank's name or in the name of Debtor. If Creditor shall attempt to enforce any liens, security interests, deeds of trust, mortgages or any other security instruments, or any rights and remedies, Bank or Debtor may by virtue of this Agreement restrain the enforcement thereof in Bank's name or in the name of Debtor. If Creditor obtains any assets of Debtor as a result of any administrative, legal, or equitable action, or otherwise, such assets shall be received in trust for Bank, and Creditor agrees to promptly pay, deliver, and assign to Bank any such assets for application upon the Indebtedness now or hereafter owing to Bank by Debtor.

          (g) Debtor agrees with Bank that it will not (except as permitted pursuant to Paragraph 10 hereof) without Bank's prior written consent, pay Creditor any sum on account of the Indebtedness owing Creditor, or execute or deliver any negotiable instruments (whether in replacement of the Note or otherwise) as evidence of the Indebtedness of Debtor to Creditor, or any portion thereof.

          (i) Creditor agrees that Bank shall have absolute power and discretion, without notice to Creditor to deal in any manner with the Indebtedness owing to Bank, including interest, costs and expenses payable by Debtor to Bank, and any security and guarantees therefor including, but not by way of limitation, any and all release, surrender, extension, renewal, modification, acceleration, compromise, or substitution thereof. Creditor hereby waives and agrees not to assert against Bank any rights which a guarantor or surety could exercise; provided that nothing in this Agreement shall constitute Creditor a guarantor or surety. Creditor hereby waives the right, if any, to require that Bank marshal or otherwise require Bank to proceed to dispose of or foreclose upon any collateral for any Indebtedness in any manner or order.

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          4.  If, at any time hereafter, Bank shall, in Bank's own judgment determine to discontinue the extension of credit to Debtor, Bank may do so. Except as permitted under Paragraph 10 below, this Agreement and the obligations of Debtor and Creditor and Bank's rights and privileges hereunder shall continue until payment in full of all Indebtedness owing to Bank by Debtor, notwithstanding any action or non-action by Bank with respect thereto or any collateral therefor or any guarantees thereof. All rights, powers and remedies hereunder shall apply to all present and future Indebtedness of Debtor to Bank, including under successive transactions which may continue, renew, increase, decrease or from time to time create new Indebtedness to Bank.

          5. If Debtor or Creditor violates any of the provisions of this Agreement, or if Debtor's Indebtedness to Creditor is accelerated, Bank may elect by notice in writing delivered to Debtor and Creditor to cause all Indebtedness of Debtor to Bank to become immediately due and payable. In the event that any party to this Agreement shall retain an attorney as a result of any dispute over or to enforce any provision of this Agreement, the prevailing party in any litigation, arbitration, or other formal or informal resolution of any such dispute over or enforcement of this Agreement shall be entitled to all of its expenses, costs (whether legally recoverable or actual out-of-pocket costs) and attorneys' fees incurred as a result of such dispute or enforcement. The right to recover such expenses, costs and attorneys' fees shall survive the rendering of any judgment on this Agreement and shall not be deemed merged into such judgment.

          6. In the event any portion of this Agreement is found invalid, that portion may be severed from this Agreement, and shall not affect the validity of the remainder of such Agreement.

          7. The obligations of Debtor and Creditor hereunder shall continue irrespective of, and Debtor and Creditor hereby waive, to the fullest extent legally permitted, any existing or any future statute of limitations applicable thereto.

          8. This Agreement shall be binding upon the heirs, administrators, personal representatives, successors and assigns of Creditor and Debtor, and shall inure to the benefit of Bank's successors and assigns.

          9. This Agreement and the obligations which it secures and all rights and liabilities of the parties shall be governed as to validity, interpretations, enforcement and effect by the laws of the State of California.

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          10.   Notwithstanding anything herein contained to the contrary, and provided no Default has occurred and be continuing, Creditor may accept and Debtor may make the payments of interest due quarterly under the terms of the Note, and the payment of principal and interest called for on the maturity date of the Note, which is May 1, 2000, without prior written notice to or approval by Bank.

          11. Bank shall give Creditor notice of the occurrence and continuation of a Default, but Bank's failure to so notify Creditor will not, however, affect or impair in any way the subordination made in this Agreement or the terms and provisions of this Agreement.

          IN WITNESS WHEREOF, Creditor has duly executed this Agreement as of May 2, 1997.



                                      /s/ Harold Jay Lefkovitz
                                      -------------------------
                                         HAROLD JAY LEFKOVITZ

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